UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest Event Reported):  January 24, 2012

KBW, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33138	13-4055775
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

787 Seventh Avenue New York, New York (Address of principal executive offices)		10019 (Zip Code)

Registrant’s telephone number, including area code: (212) 887-7777

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a- 12(b))

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On January 24, 2012, the compensation committee (the “Compensation Committee”) of the board of directors of KBW, Inc. (the “Company”) approved certain changes to compensatory arrangements of named executive officers.  The material terms of such changes are summarized below.

2012 Base Salary for Named Executive Officer

As part of the annual review of base salaries for employees, the Compensation Committee approved selected salary changes for certain senior employees.  Included among these changes, the Compensation Committee approved an increase, retroactive to January 1, 2012, of the annual base salary of Thomas B. Michaud from $400,000 to $600,000. Such increase was made in recognition of the additional responsibilities attendant to his appointment to the positions of Chief Executive Officer and President of the Company in October 2011. The base salaries of the Company’s named executive officers other than Mr. Michaud remained unchanged.

Non-Extension of Employment Agreements with Named Executive Officers

The current term of employment agreements (together, the “Existing Agreements”) with John G. Duffy and Andrew M. Senchak, each a named executive officer of the Company, are scheduled to expire on February 1, 2014. The terms of the Existing Agreements, which were entered into on February 1, 2010, provide that such agreements automatically extend on each anniversary date (a “Renewal Date”) for an additional one year period unless the Company delivers a notice of non-extension to the employee at least thirty (30) days prior to that Renewal Date. The next Renewal Date under the Existing Agreements is February 1, 2012.

Pursuant to instructions of the Compensation Committee, the Company delivered a notice (the “Notice”) to each executive that the Existing Agreements will not be extended for an additional one year term and, accordingly, the terms of each agreement will expire on February 1, 2014, subject to earlier termination in accordance with the terms of each agreement.

The foregoing description of each Existing Agreement and each Notice are qualified by reference to the terms of each such document. A copy of each Notice is filed as an exhibit to this Current Report on Form 8-K. A copy of the Existing Agreements with Mr. Duffy and Mr. Senchak were filed as Exhibits 10.2 and 10.4, respectively, to the Current Report on Form 8-K/A filed by the Company with the Securities and Exchange Commission on February 10, 2010.

Agreements with other Named Executive Officers

The Compensation Committee approved agreements (the “Agreements”) with each of Robert Giambrone and Mitchell B. Kleinman, each a named executive officer of the Company.   The Agreements, which were entered into on January 25, 2012, supplement  existing change of control agreements entered into by and between the Company and each of these executives on December 31, 2008 (each such agreement, a “CIC Agreement”).

Each Agreement is for an initial term of three years ending on February 1, 2015.   Commencing on February 1, 2013 and each February 1 thereafter, the term is automatically extended by one year, unless the Company or the executive gives notice of an intention not to renew at least 30 days prior to such anniversary. During the term of the Agreements, Mr. Giambrone will serve as the Company’s Chief Financial Officer and Mr. Kleinman will serve as the Company’s General Counsel.

The Agreements provide that each executive initially will receive an annual base salary at least equal to their 2012 base salary, and be eligible to receive an annual bonus under the terms of the Company’s Annual Incentive Plan (the “Bonus Plan”) and the 2009 Incentive Compensation Plan, or any successor plan (the “Incentive Plan”), subject to any terms and conditions that may be established by the Compensation Committee. The Agreements do not provide for any supplemental benefits during the term of employment other than those generally available to other senior executives of the Company.  Benefits to which each executive is entitled under the Agreements include but are not limited to Company indemnification, coverage under the Company’s director and officer liability insurance policy, and the ability to participate in the same Company benefit plans and receive the same Company benefits as other senior executives of the Company.

Termination by Company for Cause or by Executive Without Good Reason

Under the Agreements, if the executive voluntarily terminates employment without “good reason” or is terminated for “cause” (as such terms are defined in the Agreements), the Company will be required to pay to the executive the following, which are referred to as the “Accrued Obligations”: (i) his annual base salary and accrued vacation pay through the termination date, (ii) his annual bonus for the fiscal year preceding the fiscal year in which the termination occurred (if not already paid and subject to the satisfaction of any applicable performance conditions and (iii) unreimbursed business expenses through the termination date.  In addition, he will be entitled to any amounts or benefits earned through the termination date in accordance with any plan, program, policy, practice or agreement of the Company, including any deferred base salary or annual bonus (which are collectively referred to as “Other Benefits”).

Termination due to Death or Disability

Under the Agreements, in the event of a termination of employment due to death or “disability” (as defined in the agreements), the executive will be entitled to receive (i) the Accrued Obligations and Other Benefits, (ii) vested benefits payable at termination and (iii) a pro-rata annual bonus (such bonus is referred to as the “Pro-Rata Employment Agreement Bonus”), based on the average annual bonus earned in the three years prior to the date of termination (such bonus is referred to as the “Average Employment Agreement Bonus”). In the event of termination due to disability, Other Benefits include continued base salary (less any short-term disability benefits) until the executive is eligible for long-term disability benefits.

Termination by the Company Without Cause or by the Executive for Good Reason

Under the Agreements, if the executive’s employment is terminated by the Company (other than a termination for “cause,” death or “disability”) or the executive terminates employment for “good reason,” the executive will be entitled to a lump-sum cash payment equal to: (i) the then Accrued Obligations by the executive, (ii) the Pro-Rata Employment Agreement Bonus (however, unless the Pro-Rata Employment Agreement Bonus is payable upon a change in control, payment will be conditioned on attainment of the performance goals otherwise applicable to the annual bonus) and (iii) two times the sum of (1) the executive’s base salary, (2) the Average Employment Agreement Bonus, and (3) the amount of the Company’s contribution to the Company profit sharing plan on behalf of the executive for the year prior to the date of termination. Upon any such termination, the executive and his family will also be entitled to receive welfare benefit coverage (including medical, prescription, dental, disability, employee life insurance, group life insurance, accidental death and travel accident insurance), at the same after-tax cost to the executive as if the executive had continued to be employed by the Company, for up to eighteen months. The executive will also be paid any base salary or annual bonus previously deferred by the executive. As a condition to receipt of any such payments or benefits to which the executive is otherwise entitled upon such termination, the executive must agree to execute a general release of the Company and its affiliates.

The Agreements provide that until the CIC Agreements terminate on December 31, 2012 (in accordance with notices of non-extension delivered to each executive on November 1, 2010), any greater rights, payments and benefits provided under the CIC Agreement will be provided instead of lesser comparable rights, payments and benefits that would otherwise be provided under the Agreement.  The Executive is not entitled to receive duplicative rights, payments or benefits under both the CIC Agreement and the Agreement.  Following expiration of the CIC Agreement, upon a termination following a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (as defined in Section 280G of the Internal Revenue Code), the executive will receive whichever of the following is more favorable to him: (i) a cut-back in his change in control payments to the extent necessary to prevent application of the parachute excise tax to such payments or (ii) the full after-tax value of such change in control payments if a parachute excise tax applies.

Restrictive Covenants

Each of the Agreements contains restrictive covenants prohibiting the executive from competing with the Company and soliciting Company clients for a period of six months after termination. In addition, the executive is prohibited from soliciting employees of the Company for twelve months after termination, other than any general employment solicitation that is not directed at Company employees. Furthermore, the executive is prohibited from disclosing confidential information obtained while employed by the Company.

The foregoing description of each Agreement and each CIC Agreement is qualified by reference to the terms of each such document. A copy of each Agreement is filed as an exhibit to this Current Report on Form 8-K. A copy of the CIC Agreements with Mr. Giambrone and

Mr. Kleinman were filed as Exhibits 10.17 and 10.18,  respectively, to the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on February 27, 2009.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit Number	Exhibit Title or Description
10.1	Letter Notice by and between John G. Duffy and KBW, Inc., dated as of January 24, 2012, pertaining to Employment Agreement entered into by and between such parties on February 1, 2010.
10.2	Letter Notice by and between Andrew M. Senchak and KBW, Inc., dated as of January 24, 2012, pertaining to Employment Agreement entered into by and between such parties on February 1, 2010.
10.3	Employment Agreement, dated as of January 25, 2012, by and between KBW, Inc. and Robert Giambrone.
10.4	Employment Agreement, dated as of January 25, 2012, by and between KBW, Inc. and Mitchell B. Kleinman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  January 27, 2012

KBW, INC.

By: /s/ Mitchell B. Kleinman
Name:	Mitchell B. Kleinman
Title:	General Counsel